EXHIBIT 4.1.2

                                                               CONFORMED COPY

                    AMENDMENT NO. 2 TO RIGHTS AGREEMENT

                                    THIS AMENDMENT NO. 2 (the  "Amendment")
                           dated as of April 27, 2005, to the Rights Agreement, dated as of May 16, 1996 (as amended by Amendment No. 1 dated as of March 18, 2004, the "Rights Agreement"), between Ashland Inc., a Kentucky corporation (the "Company"), and National City Bank, a Delaware corporation, as successor to Harris Trust and Savings Bank by appointment, as Rights Agent (the "Rights Agent"). Terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Rights Agreement.

                  WHEREAS the Company, ATB Holdings Inc., a Delaware corporation ("HoldCo"), EXM LLC, a Kentucky limited liability company ("New Ashland LLC"), New EXM Inc., a Kentucky corporation ("New Ashland Inc."), Marathon Oil Corporation, a Delaware corporation ("Marathon"), Marathon Oil Company, an Ohio corporation ("Marathon Company"), Marathon Domestic LLC, a Delaware limited liability company ("Merger Sub"), and Marathon Ashland Petroleum LLC, a Delaware limited liability company ("MAP"), entered into a Master Agreement on March 18, 2004 and Amendment No. 1 to this Rights Agreement on March 18, 2004;

                  WHEREAS the parties to the Master Agreement dated as of March 18, 2004 have proposed to enter into an amendment to that Master
Agreement to be dated the date hereof (that Master Agreement, as so amended, being referred to herein as the "Master Agreement");

                  WHEREAS the Company desires to amend the Rights Agreement to render the Rights inapplicable to the Transactions (as defined in the Master Agreement) contemplated by the Master Agreement and the other Transaction Agreements (as defined in the Master Agreement);

                  WHEREAS the Company desires that, at the Conversion Merger Effective Time (as defined in the Master Agreement), (A) New Ashland Inc. will succeed to all the rights and obligations of the Company under the Rights Agreement; (B) all references to Common Stock of the Company and Preferred Shares of the Company will be deemed to be references to Common Stock of New Ashland Inc. and Preferred Shares of New Ashland Inc.; and (C) the Rights Agreement will continue in effect;

                  WHEREAS the Company deems this Amendment to the Rights Agreement to be desirable and in the best interests of the holders of the Rights and has duly approved this Amendment; and

                  WHEREAS Section 26 of the Rights Agreement permits the Company at any time before the occurrence of a Distribution Date and before any person becomes an Acquiring Person to amend the Rights Agreement in the manner provided herein.

                  NOW THEREFORE, the parties hereby agree as follows:

1. Succession and Continuance. Effective at the Conversion Merger Effective Time, New Ashland Inc. will succeed to all the rights and obligations of the Company under the Rights Agreement and the Rights Agreement will continue in effect after the Conversion Merger Effective Time.

2. Substitution of New Ashland Inc. Effective at the Conversion Merger Effective Time, all references to Common Stock of the Company and Preferred Shares of the Company in the Rights Agreement will be deemed to be references to Common Stock of New Ashland Inc. and Preferred Shares of New Ashland Inc.

3. References to Master Agreement. All references in the Rights Agreement to the "Master Agreement" shall be deemed to be references to the Master Agreement dated as of March 18, 2004 among the parties thereto, as amended by Amendment No. 1 thereto dated as of April 27, 2005 among the parties thereto.

4. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

5. Miscellaneous. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Kentucky and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.



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                  IN WITNESS  WHEREOF,  the parties hereto have caused this
Amendment to be executed and delivered by their authorized officers as of the date first written above.



                          ASHLAND INC.,

                          by /s/ James J. O'Brien
                          ------------------------
                          Name: James J. O'Brien
                          Title: Chief Executive Officer



                          National City Bank,

                          by
                          ------------------------
                          Name:
                          Title: